CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated November 20, 2017 on the financial statements and financial highlights of Vontobel Global Emerging Markets Equity Institutional Fund, Vontobel International Equity Institutional Fund and Vontobel Global Equity Institutional Fund (three of the series constituting Advisers Investment Trust), included in the Annual Report to Shareholders for the fiscal year ended September 30, 2017, in this Post-Effective Amendment Number 65 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 333-173080).

Cincinnati, Ohio

January 24, 2018